EXHIBIT 99.1



                              THE SOUTHERN COMPANY
                              EMPLOYEE SAVINGS PLAN
                           241 Ralph McGill Boulevard
                                Atlanta, GA 30308

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                  May 30, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, The Southern Company Employee Savings Plan has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that their audit of the Financial Statements of The Southern Company Employee Savings Plan as of December 31, 2001 and 2000 and for the year ended December 31, 2001 was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


                                                    Very truly yours,

                                                    The Southern Company
                                                    Employee Savings Plan


                                                 /s/G. Edison Holland Jr.
                                                    G. Edison Holland Jr.
                                                    Executive Vice President and
                                                    General Counsel